Exhibit 10.28

February 5, 2002

Dr. Michael Perry

10010 Sundial Lane

Beverly Hills, California 90210

Dear Mike,

On behalf of Pharsight Corporation (“Pharsight” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer on the terms described below.  We are convinced that by combining your outstanding experience in drug development, leadership stature in the pharmaceutical industry, and demonstrated management capability, with our current organizational strengths, proven technology, and established customer base, you will catalyze tremendous value for yourself and all Pharsight shareholders.  Further, we believe that the support of our world-class board of directors will significantly enhance your success in this significant career step—your first assignment as CEO of a publicly traded company.

Reporting Relationship, Salary, Annual Bonus and Benefits:

In this position you will report to the Company’s Board of Directors (the “Board”).  Your annual base salary will be $320,000, and will be paid semi-monthly on the Company’s normal payroll schedule.   In FY2002 (begins April 1, 2002) you are eligible to participate in an incentive annual bonus program targeted at 65 percent of your annual base salary, with a total compensation potential (if you earn the target bonus of 65 percent) of $528,000.  Your annual bonus will be governed by the terms and conditions of the Company’s management incentive plan, as administered by the Company’s Compensation Committee, including a cap on bonus payments at 160 percent of target in the event of overachievement of plan.  In addition, you will be eligible for Pharsight’s regular employee benefits programs, including health, dental, life and disability insurance, 401(k) plan and an annual accrual of 20 paid personal time-off days.

Sign-On and Retention Bonus

In order to ensure your ability to join us at the earliest possible date, and provided you commence full time employment no later than February 25, 2002, you will be eligible for a one time sign-on and retention bonus of cash and stock valued at a total of approximately $340,000 which will be paid as follows:  1/3 of the bonus will be paid as a cash bonus of $113,000 (subject to taxes and withholdings) during the first pay period following your first day of employment; another 1/3 of the bonus will be paid as a cash bonus of $113,000 (subject to taxes and withholdings) on the first anniversary of your hire date; and the remaining 1/3 of the sign-on bonus will be provided in the form of a stock grant of Pharsight Common Stock valued at approximately $114,000 (valuation is based on the fair market value of the stock on the date of grant).  The stock grant will be issued promptly by the Compensation Committee after your hire date, and the grant will placed into and held in escrow for a period of 18 months.  In addition, if you voluntarily terminate your employment prior to 12 months following your hire date, you will forfeit the pro-rated shares of the stock grant which will be released to the Company (pro-rated based on your termination date), and the cash portion of the bonus previously paid to you will be immediately due and payable to Pharsight Corporation according to the following schedule (which the Company can deduct from any amounts owed to you):

Termination date:	Portion of Cash Bonus and Stock Grant Owed to Company:

1-90 days after hire	100%
91-180 days after hire	70%
181-365 days after hire	40%
After 1 year	0%

Stock Option Grant

In addition, I will recommend to the Board that you be granted an option to purchase 700,000 shares of Pharsight Common Stock (the “Option”).  The Option will vest over four years during your continued employment (25 percent of the shares vesting after one year of employment, with the remaining 75 percent of shares vesting in equal installments on a monthly basis thereafter over the following three years), and will be subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan (the “Plan”) and your grant agreement.  The exercise price of the Option will be the fair market value of the stock as determined by the closing price on the business day immediately preceding the day you start work as an employee of Pharsight.  In the event of a change of control (as defined in the Plan), 50 percent of your remaining unvested Option shares will vest immediately.  In the event that your employment is terminated without Cause (as defined below) as a direct result of and within twelve (12) months following such a change of control, the remainder of your unvested Option shares will vest.  Your performance and compensation will be reviewed annually, after the completion of each fiscal year.  Based on your performance and other factors considered by the Compensation Committee, you will be eligible to receive further stock option grants at the sole discretion of the Compensation Committee.

Relocation To Bay Area and Living Expenses

As we discussed, we expect that you will relocate to the San Francisco Bay Area within six (6) months after your hire.  To assist in your relocation, upon your submission of appropriate documentation (including receipts) and in accordance with the Company’s expense reimbursement policies and practices, Pharsight will reimburse you for your reasonable relocation expenses, up to a maximum reimbursement aggregate amount of $200,000.

Prior to your relocation to the Bay Area, Pharsight will reimburse you for your reasonable and necessary living expenses while in the Bay Area, upon your submission of appropriate documentation (including receipts) and in accordance with the Company’s expense reimbursement policies and practices.  For example, at its election, the Company will either provide you with corporate rental housing for your use in the Bay Area, or will reimburse you for your reasonable local rental housing costs.  In addition, prior to your relocation to the Bay Area, the Company will reimburse you for your out-of-pocket costs to fly (coach or business class) between the Bay Area and Southern California as required, upon your submission of appropriate documentation (including receipts).  You agree to book such flights as far in advance as possible in order to obtain the lowest available fares.

Severance Payments

In the event that your employment is involuntarily terminated without Cause (as defined below), the Company will continue to pay your base salary in effect on the termination date for one (1) year following the termination date as your sole severance benefits (the “Severance Payments”).  As a condition of your receipt of the Severance Payments, you must first enter into a separation agreement with the Company that includes your general release of claims, in a form acceptable to the Company.  The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean:  (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) the material breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this letter agreement); or (f) conduct that in the good faith and reasonable determination of the Company’s Board demonstrates gross unfitness to serve.

Company Policies and Procedures; Proprietary Information and Inventions Agreement

As a Pharsight employee, you will be expected to abide by Pharsight’s policies and procedures, as may be in effect from time to time, and to acknowledge in writing that you have read Pharsight’s Employee Handbook.  As a condition of your employment with Pharsight, you will be required to sign and abide by the Company’s Proprietary Information and Inventions Agreement, two originals of which are enclosed.  Please sign both originals and return one to me with your acceptance of this offer.

At-Will Employment Relationship

Your employment relationship with Pharsight will be at-will.  This offer does not constitute a guarantee of employment for any specific period of time, and either you or Pharsight may terminate the employment relationship at any time, with or without cause or advance notice.

Miscellaneous

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Pharsight.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be modified except in a written agreement signed by you and a duly authorized officer of Pharsight.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

I am personally excited by the opportunity to work with you to build a great business while implementing our shared vision for the pharmaceutical industry. We look forward to having you join us and expect your employment with Pharsight to begin on or before February 25, 2002.  Please sign the enclosed copy of this offer letter to indicate your acceptance of the Company’s offer under the above terms and return it to me by Friday, February 8, 2002.

Sincerely,

Arthur Reidel

Chairman of the Board

AGREED AND ACCEPTED:

Dr. Michael Perry

Date

Enclosure:  Proprietary Information and Inventions Agreement